Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Mirum Pharmaceuticals, Inc. 2018 Equity Incentive Plan, 2019 Equity Incentive Plan, and 2019 Employee Stock Purchase Plan of Mirum Pharmaceuticals, Inc. of our report dated April 18, 2019 (except for the second paragraph of Note 9, as to which the date is July 8, 2019), with respect to the consolidated financial statements of Mirum Pharmaceuticals, Inc. included in its Registration Statement (Form S-1 No. 333-232251), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

August 28, 2019